Exhibit 107
Calculation of Filing Fee Tables

424(b)(2)
(Form Type)

Regions Financial Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Title of each Class of Securities to be Registered	Fee Calculation or Carry Forward Rule	Amount to Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)	Carry Forward Form Type	Carry Forward File number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Debt	$1,000,000,000 5.502% Fixed Rate/Floating Rate Senior Notes due 2035	457(r)	1,000,000,000.00	100%	$1,000,000,000.00	0.0001476	$147,600.00
Carry Forward Securities
		Total Offering Amounts				$1,000,000,000.00		$147,600.00
		Total Fees Previously Paid						—
		Total Fee Offsets						—
		Net Fee Due						$147,600.00
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(1) Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.